JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	1607 Dominion Centre 43 Queen’s Road East Wanchai, Hong Kong Telephone : (852) 2529-5500
	Fax: Email: Web site:	(852) 2865-1067 jchc@krestoninternational.com.hk http://www.jimmycheungco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
SONGZAI INTERNATIONAL HOLDING GROUP, INC.

We hereby consent to the use in this Registration Statement of Songzai International Holding
Group, Inc. on Form S-8 dated March 7, 2006 of our report dated April 15, 2005 of
Songzai International Holding Group, Inc. for the year ended December 31, 2004.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

March 7, 2006

Kreston International with offices in Europe
America, The Middle East, The Far East and Australia